Exhibit 3.1

STATE OF NEVADA
ROSS MILLER Secretary of State		SCOTT W. ANDERSON Deputy Secretary for Commercial Recordings
OFFICE OF THE SECRETARY OF STATE

Certified Copy
September 3, 2014

Job Number:       C20140903-1344
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State’s Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages

20140638134-32	Amendment	1 Pages/1 Copies

Respectfully, ROSS MILLER Secretary of State

Certified By: Jason Hataway
Certificate Number: C20140903-1344
You may verify this certificate
online at http://www.nvsos.gov/

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 6845708 Website: www.nvsos.gov
Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

 Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Intellicell Biosciences, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article II is hereby amended to read in its entirety as follows:
The amount of total authorized capital stock which the Corporation shall have the authority to issue is ten billion (10,000,000,000) shares of common stock, each with $0.0001 par value, and one million (1,000,000) shares of preferred stock, each with $0.01 par value. To the fullest extent permitted by the laws of the State of Nevada, as the same now exists or may hereafter be amended and supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class of capital stock of the Corporation as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

51%

4. Effective date and time of filing: (optional) Date:	9/2/2014	Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

 /s/ Steven Victor., MD

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 11-27-13